Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 21, 2022, with respect to the consolidated financial statements of Voltus, Inc. and subsidiary included in the Proxy Statement/Prospectus of Broadscale Acquisition Corp. that is made a part of the Registration Statement (Form S-4) and Prospectus of Broadscale Acquisition Corp. for the registration of 8,449,418 shares of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

January 21, 2022